EXHIBIT 10.1
Description of the 2010-2012 Long-Term Incentive Program for
Senior Executive Officers
The following is a description of the 2010-2012 Long-Term Incentive Program (“Program”) for the senior executive officers of UDR, Inc. (the “Company”) approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Company on February 26, 2010.
Participants and Award Amounts
The 2010-2012 long-term incentive compensation program for the Company’s senior executive officers listed below was approved by the Committee on February 26, 2010 in the form of a grant of restricted shares of common stock of the Company, in the amounts set forth in the table below. During the three-year performance period discussed below, dividends on the restricted shares will be reinvested into additional restricted shares of common stock, and such additional shares will be subject to the same performance requirements as the original shares granted.

		Target Amount Plus	Number of Target
	Three-Year Target	Dividend	Award Shares Granted
Name and Title	Award Amount	Reinvestment(1)	on February 26, 2010

Thomas W. Toomey, Chief Executive Officer and President	$6,000,000	$6,810,000	380,952
David L. Messenger, Senior Vice President — Chief Financial Officer	$1,200,000	$1,360,000	76,190
Warren L. Troupe, Senior Executive Vice President	$3,900,000	$4,420,000	247,619
W. Mark Wallis, Senior Executive Vice President	$3,900,000	$4,420,000	247,619
Jerry A. Davis, Senior Vice President — Property Operations	$1,200,000	$1,360,000	76,190

(1)	Assumes dividend reinvestment of cumulative dividends of $2.33 per share during the three-year performance period discussed below.

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The price for the restricted shares of common stock granted on February 26, 2010 was $15.75 per share, based on the trailing 20-day volume weighted average price of our common stock on the date of the grant.
Performance Targets
The three performance targets that the Company must achieve during the three-year performance period under the Program are as follows:
(1)	cumulative 2010-2012 cash flows of $2.59 per common stock equivalent or $431.3 million (based on funds from operations less capital expenditures, including $1,000 per stabilized home of recurring capital expenditures and the non-cash accounting charge associated with the Company’s convertible debt);

(2)	cumulative 2010-2012 dividends declared of $2.33 per share of common stock; and

(3)	maintaining a balance sheet fixed charge ratio of 1.90x.
Vesting
Vesting of the awards of the restricted shares of common stock under the Program is based on the Company meeting the performance targets discussed above during the three-year performance period ending December 31, 2012. The shares will vest any time the performance targets are met during the three-year performance period. If the performance targets are not met during the three-year period, the performance period will be extended an additional year to December 31, 2013; however, if the performance period is extended an additional year under such circumstances, the cash flow target and the dividends declared target will each be increased by one-third, so that the cash flow target will increase from $2.59 per common stock equivalent or $431.3 million to $3.46 per common stock equivalent or $575.1 million, and the dividends per share declared target will increase from $2.33 per share of common stock to $3.11 per share of common stock.
Committee Discretion to Adjust the Program
The Committee retains discretion to adjust the Program if there is a material change in the Company’s business strategy or if there is a change in accounting regulations applicable to the Company. The Committee also retains the discretion to reduce the restricted stock grant awards by up to 20% if the Committee determines that such a reduction is in the best interests of the Company’s stockholders.

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